Exhibit 99.1

FOR IMMEDIATE RELEASE

Click Commerce Acquires Requisite Technology, Inc.

Acquisition provides leading Master Data Management capabilities to drive Collaborative
Commerce Solutions Across the Demand, Supply and Service Chains

CHICAGO, Nov. 22, 2005 – Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of collaborative commerce solutions and a pioneer in the software as a service (SaaS) industry, today announced it has acquired Requisite Technology, Inc (Requisite). The acquisition enhances Click Commerce, Inc.’s (Click Commerce) catalog offering by adding a widely-implemented Master Data Management (MDM) capability that is an enabler of collaborative commerce and RFID programs. Requisite’s MDM software is currently embedded in one of the world’s largest Enterprise Resource Planning (ERP) provider’s solutions, with approximately 400 of its customers actively using elements of the Requisite solution. Requisite’s software is already in use on a SaaS basis with various leading Business Process Outsourcing (BPO) providers who are using the applications to support their procurement operations.

In addition to providing MDM capabilities, the acquisition adds patented technology and increases Click Commerce’s presence in Europe with additional sales and support staff in key markets, providing Click Commerce with additional opportunities to deliver its Demand, Supply and Service chain collaborative commerce solutions.

The acquisition broadens Click Commerce’s solutions portfolio to include Requisite’s Bugseye ® patented search engine, Content Workstation content cleansing, alignment and validation tools, eMerge tm content aggregation and workflow management tools, and a unique framework for using the data across many different levels: industries, regions, companies, and departments. Requisite provides software to many different industries and end users, including the aerospace and defense, commercial aviation, consumer goods, contract repair, high-tech, telecom, petrochemical and transportation industries. Some of Requisite’s leading customers include BASF, Eastman Kodak, Graybar, Marathon Ashland Petroleum, and Union Bank of California.

Requisite’s solutions enable companies to manage information about any type of item, including finished goods for resale, direct materials used in manufacturing, and indirect materials used in Maintenance, Repair and Overhaul (MRO) operations. These solutions also enable companies to create, collect, align, and enhance data to provide one uniform version of information, regardless of their catalog needs. Requisite’s patented search capabilities allow users to search aggregated information to find relevant results and have access to item details and images.

Requisite currently licenses certain of its products to one of the world’s leading ERP providers, which has sublicensed it to its customers as part of its Supplier Relationship Management (SRM) solution. Requisite provides ongoing service and maintenance with respect to its products under subcontract with this ERP provider. As part of Click Commerce’s acquisition of Requisite, the ERP provider has extended its contractual relationship with Requisite through 2006. As a result, Requisite will continue to provide support to the end users of its products through the next year. At the end of this contract period, Click Commerce would anticipate continuing to offer customers using Requisite’s products support on a direct basis.

Click Commerce is purchasing Requisite for approximately 800,000 shares of Click Commerce Common stock and approximately $1,000,000 in cash.  As a result of the acquisition, Click Commerce’s cash and cash equivalents will increase by over $8,500,000.

About Requisite Technology, Inc.

Requisite Technology develops Master Data Management solutions for transforming disorganized plant, material, and finished product data into consistent information repositories. Leading business software providers have made Requisite a part of their solutions. In addition, Requisite directly and through its global service partners, including Atos Origin, delivers infrastructure and services that make manufacturers’ MDM and related cost reduction projects successful.

About Click Commerce

Click Commerce, Inc. (Nasdaq: CKCM) provides collaborative commerce solutions for sales and order management, supply chain management, service parts optimization, and compliance automation. Enterprises and institutions in the aerospace and defense, consumer product, distribution, financial services, higher education and health care, manufacturing, retail, telecom, and transportation industries utilize the Company’s solutions. Click Commerce enables corporations such as Abbott Labs, Alaska Airlines, BAE Systems, Carrier, Cisco, Citibank, Dell, Delphi, Eastman Kodak, FedEx, Hewlett Packard, Home Shopping Network, Honda, IBM, Lockheed Martin, Microsoft, Pier 1, Ryder, Samsung, SBC Communications, Tellabs, Verizon, and Xerox, to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. Five of the top 10 research institutions in North America, including Johns Hopkins, University of Washington, and the University of Michigan, use the Company’s compliance automation software to automate their regulatory compliance processes and manage research project approvals. More information can be found at www.clickcommerce.com.

Copyright

Click Commerce is a registered trademark of Click Commerce, Inc. and its subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Investor Contact:
Mike Nelson
Click Commerce, Inc.
(312) 377-3050
ir@clickcommerce.com

Media Contact:
Nellie Greely
Click Commerce, Inc.
(312) 377-3944
nellie.greely@clickcommerce.com